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                    The Beacon Group Capital Services, LLC

CONFIDENTIAL

July 13, 1999

Independent Committee of the Board of Directors of Aqua Alliance Inc. 30 Harvard Mill Square
Wakefield, MA 01880

Lady and Gentleman:

  You have requested that The Beacon Group Capital Services, LLC ("Beacon") deliver to you Beacon's opinion concerning the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share, (the "Shares") of Aqua Alliance Inc. (the "Company"), other than Vivendi SA and any of its subsidiaries of affiliates (collectively "Vivendi"), of the $2.90 per share in cash to be received by such holders in connection with an offer (the "Offer") made on July 9, 1999 by Vivendi to purchase all of the Shares which are not owned by Vivendi. It is contemplated that the Offer will be structured as a tender offer followed by a short-form merger of the Company with a subsidiary of United States Filter Corporation, a wholly owned subsidiary of Vivendi.

  As part of its investment banking business, Beacon is continually engaged in the valuation of businessess and their securities in connection with mergers and acquisitions, financings, private placements, principal investments and other purposes. In this regard, Beacon has been serving as your financial advisor in connection with the Offer and has participated in certain of the negotiations relating to the Offer.

  In connection with its opinion, Beacon reviewed, among other things, the Offer, Annual Reports to stockholders and Annual Reports on Form 10-K of the Company for the ten years ended December 31, 1998, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company, certain other communications from the Company to its stockholders and certain internal financial analyses and projections for the Company prepared by its management. Beacon also held discussions with members of senior management of the Company and Vivendi regarding the past and current business, operations and financial condition and the future prospects of the Company, reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information concerning certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in industries and markets Beacon deemed relevant, reviewed the potential for utilizing the Company's net operating tax loss carry-forwards subsequent to completion of the purchase of Shares contemplated by the Offer and performed other studies and analyses that Beacon considered appropriate.

  For purposes of this opinion, Beacon assumed and relied without independent verification on the accuracy and completeness of the financial and other information reviewed by it. With respect to the financial projections furnished to Beacon by the Company, Beacon has assumed, with your consent, that they have been reasonably prepared on a basis which reflects the best current estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and relevant economic conditions. Beacon did not make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its respective subsidiaries and was not furnished with any such evaluation or appraisal.

  The financial advisory services that Beacon has provided to you and Beacon's opinion have been and are provided for your information and assistance in connection with your consideration of the Offer and does not constitute a recommendation to any holder of Shares as to how that holder should respond to the Offer. Beacon's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and could be evaluated as of, the date hereof.

  Based on and subject to the foregoing and other matters Beacon considers relevant, it is Beacon's opinion that, as of the date hereof, the $2.90 per share to be received by the holders of Shares, other than Vivendi, in connection with the Offer is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          The Beacon Group Capital Services,
                                          LLC

                                          The Beacon Group Capital Services,
                                          LLC